Exhibit 10.14

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (the “Agreement”) is entered into as of 08.07.2024, by and between the following parties:

1.	MS AUTOTECH CO., LTD. a corporation having its registered office at 16-9 Poseok-ro, Nainam-myeon, Gyeongju-si Kyeongsangbuk-do (the “Licensor”); and

2.	SIMWON AMERICA CORP, a corporation having its registered office at 400 D’ARCY PARKWAY, LATHROP, CA 95330 (the “Licensee”).

The Licensor and the Licensee may also be collectively referred to as the “Parties” or individually as the “Party”.

RECITALS

WHEREAS, the Licensor is engaged in business of [developing, designing, engineering, manufacturing, and marketing automobile parts.]

WHEREAS, the Licensee is engaged in the business of [designing, engineering, manufacturing. and marketing automobile body structures and parts.]

WHEREAS, the Licensor agrees to grant the Licensee the right to use the trademarks owned by the Licensor under the terms of the Agreement.

Section 1.	Definition

For all purposes of this Agreement, capitalized terms used in this Agreement shall have the following meanings, unless otherwise expressly defined in this Agreement or required by the context:

“Trademark Rights” shall mean the following trademark rights owned by the Licensor.

No.	Registration No. of Trademark	Name of Trademark	Details of Trademark
1	2005-0012096	(No Information given as to trademark name)

2	2005-0006380	MS AUTOTECH

3	40-2024-0193937	(No Information given as to trademark name)

4	40-2024-0193922	SIMWON

“Territory” shall mean [USA].

“Revenue” shall mean the [Licensee’s sale revenue after the reduction of internal trading].

Section 2.	Scope of License

1.	Scope of Trademark Rights The Licensor is granted a non-exclusive, non-transferable license to use the Trademark Rights as follows:

a.	Term of License: From [2024.08.07] to [2024.12.31]. Unless either Party provides notice of intent to terminate at least three (3) months prior to the expiration of the License Term, this Agreement shall automatically renew for additional [one (1)] year term wider the same terms and conditions.

b.	Type of License: Non-exclusive license

c.	Territory: [To be agreed between the Parties]

d.	Trademark Rights: The Licensor grants the Licensee the right to use the Trademark in connection with the following:

(a)	The right to use the Trademark in connection with the Licensee’s business operations or commercial activities, including the use of the company name and related matters.

(b)	The right to use the Trademark on corporate administrative documents, contracts, websites, domain names, and employee business cards, among other similar materials.

2.	Restrictions

a.	The license granted to the Licensee under this provision shall be effective only within the Territory. The Licensee shall not use the Trademark Rights outside the Territory without the prior written consent of the Licensor.

b.	The Licensee shall not grant a sublicensee, transfer, or assign the rights granted under this Agreement to any third party, including the Licensee’s affiliates, without the prior written consent of the Licensor.

c.	Except for the license to use the Trademark Rights granted under this Agreement, no other license or rights are granted to the Licensee.

d.	Notwithstanding the license to use the Trademark Rights granted to the Licensee under this Agreement, the Licensor retains full ownership of the Trademark Rights and has the right to use the Trademark Rights directly or indirectly for any products, both within and outside the Territory. and the right to grant a license to use the Trademark Rights to third parties.

Section 3.	Fee

1.	Payment of Fee

The Trademark Rights usage fees consist of a prepaid fee and a running fee. The Licensee shall pay the Licensor the following fees as a compensation for the use of the Trademarks.

a.	Prepaid Fee: [To be agreed between the Parties]

b.	Running Fee: [0.25]% of the Licensee’s sale revenue after reduction of internal trading (To be determined between the Parties, and specific method of calculation to be set out in the attached Exhibit)]

2.	Procedure

a.	The Licensee shall calculate the fees stipulated in Section 3(1) on a quarterly basis and issue an invoice by the 10th day of the following month (hereinafter referred to as the “Regular Invoice Date”). Provided, however, that: (i) if the determination of the quarterly calculation is delayed, the invoice shall be issued by the 10th day of the month following the date on which the quarterly calculation is finalized; or (ii) If there are discrepancies in the quarterly calculation requiring mutual agreement between the parties, the invoice shall be issued by the 10th day of the month following the date on which such agreement is reached. In any case, the invoice shall be issued within three (3) months from the originally scheduled Regular Invoice Date.

b.	The Licensee shall remit the invoiced amount (including VAT) to the bank account designated by the Licensor within [60] days from the date of receipt of the invoice referred to in the preceding paragraph. However, the payment method may be changed by mutual agreement between the Parties.

c.	If it is objectively confirmed that the fees paid pursuant to the preceding paragraph were overpaid or underpaid, the Licensor shall settle the overpaid or underpaid amount in the quarter in which such confirmation is made and issue an invoice for the settlement. However, if there is a disagreement between the Licensor and the Licensee regarding the overpaid or underpaid amounts, the settlement shall be made based on the review or audit opinion of a third party mutually agreed upon by both parties. For this purpose, the Licensee shall provide the third party with any requested materials, including but not limited to the Licensee’s books, records, and other data.

d.	The costs of the review, inspection, or audit conducted pursuant to Section 3(2)(c) shall be equally borne by the Licensor and the Licensee, with each party responsible for 50% of the total costs.

e.	The Licensee shall maintain accounting records related to the calculation of the Trademark Rights and retain such records and books for [3] years following the expiration or termination of this agreement.

f.	The Licensor may periodically review the method for calculating the Trademark Rights fee, and if there are reasonable grounds, adjust or increase the fee.

Section 4.	Quality Assurance

1.	The Licensee shall ensure that the products, goods. services resulting from development, manufacturing, marketing or sale activities carried out after using Trademark Rights pursuant to this Agreement comply with all applicable laws, regulations. industry standards, and quality standards. The Licensor shall not bear any responsibility or liability of any kind to the Licensee for any detects identified in such products, goods, or services. In the event that any third party within the Territory raises claims or demands in connection with such products, goods, or services, and the Licensor incurs any costs or losses as a result, the Licensee shall indemnify the Licensor for any such losses suffered.

2.	The Licensee shall not engage in any actions that may harm the credit, reputation, brand value of the Trademark, or image of the Licensor. In the event such a situation arises, the Licensee shall take all reasonable measures necessary to resolve the matter.

3.	The Licensee shall indemnify, defend, and hold harmless the Licensor, and its shareholders, directors, officers, employees, affiliates, and agents, from and against any and all liabilities, damages, losses, and expenses (including court costs and reasonable attorney’s fees) incurred by the Licensor or any of its shareholders, directors, officers, employees, affiliates, or agents as a result of: (i) any claims arising from products, goods. or services resulting from development, manufacturing, marketing or sale activities carried out after using Trademark Rights pursuant to this Agreement, or (ii) any claims arising from the Licensee’s use of the Trademark in the course of conducting its business operations or commercial activities.

4	The Licensor does not sponsor or oversee the Licensee’s business activities beyond granting the Trademark Rights, and the Licensee shall not claim or imply any such sponsorship or oversight in connection with the use of the Trademark Rights.

Section 5.	Protection of Trademark Rights

l.	The Licensee shall use the Trademark. Rights only in the manner pre-approved by the Licensor, including form, color, and other specifications, and shall not modify such usage without the prior written consent of the Licensor. The Licensee shall not combine the Trademark Rights with any other letters, names, trademarks, symbols, or other marks without prior approval. The Licensee is fully responsible for any unauthorized modifications to the Trademark Rights and shall indemnify the Licensor for any resulting damages incurred due to such unauthorized changes.

2.	The Licensee shall not apply for registration of all or part of the Trademark Rights, or any similar trademarks, nor shall it permit any third party to do so.

3.	If the Licensee becomes aware of any infringement of the Trademark Rights or if a third party claims that the exercise of the rights granted to the Licensee under this Agreement infringes upon its intellectual property, the Licensee shall promptly notify the Licensor. Upon receiving such notice, the Licensor shall have the exclusive right to defend against or initiate legal action concerning the third party’s claims or infringement. The Licensee shall provide all reasonable assistance and cooperation requested by the Licensor, at the Licensee’s own expense. Additionally, the Licensee shall take actions as requested by the Licensor to mitigate or reduce potential losses to both the Licensee and the Licensor. For clarity, the Licensee shall not make any payments, accept liability, or settle claims related to third-party allegations or infringements without the prior written consent of the Licensor.

Section 6.	Confidentiality

1.	The Parties to this Agreement shall keep all information provided by the other Party in connection with the execution and performance of this Agreement (the “Confidential Information”) strictly confidential and shall not disclose, divulge, release, or otherwise make such information available to any third party without the prior written consent of the other Party. Furthermore, the Parties shall not use the Confidential Information for any purpose other than those specified in this Agreement. However, the following exceptions shall apply:

a.	If the information was already publicly known at the time it was received;

b.	If the information becomes publicly known in the future through no fault of the receiving Party and without any breach of this Agreement;

c.	If the receiving Party can demonstrate that, at the of receipt, it already possessed the information and did not acquire it, directly or indirectly, from the disclosing party;

d.	If the receiving Party can prove that it lawfully obtained the information from a third party who is under no obligation of confidentiality to the disclosing Party.

2.	Both Parties agree that all Confidential Information shall remain the property of the disclosing Party and that the disclosing Party may use such Confidential Information for any purpose without obligation to the receiving Party. Nothing contained this Agreement shall be construed as granting or implying any transfer of rights to the receiving Party regarding the Confidential Information, or any patents or other intellectual property protecting or relating to the Confidential Information.

3.	The Licensee shall require all of its directors, officers, employees, affiliates, agents and any other persons. to whom the Confidential Information of the Licensor is disclosed to exercise the highest level of care to protect the confidentiality in handling and using the Confidential Information. When requested by the Licensor, the Licensee shall have such directors, officers, employees, and persons execute written confidentiality agreements and provide copies of these agreements to the Licensor. The Licensee shall be fully liable to indemnify the Licensor for any violation of the duty of confidentiality by its directors, officers, employees and any other persons to whom the Confidential Information is disclosed.

4.	The obligations under this Section 6 shall survive any expiration or termination of this Agreement.

Section 7.	Termination of Agreement, Damages, etc.

1.	If either Party (the “Breaching Party”) breaches any part of this Agreement or fails to fulfill its contractual obligations, the other Party (the “Non-Breaching Party”) shall have the right to demand in writing that the breach be remedied. If the Breaching Party does not remedy the breach within fourteen (14) days of receiving such notice, the Non-Breaching Party shall have the right to terminate this Agreement immediately by providing written notice to the Breaching Party.

2.	The Licensor may immediately terminate this Agreement by providing written notice to the Licensee, without any further demand, if any of the following events occur to the other Party:

a.	The inability to perform this Agreement normally due to bankruptcy, rehabilitation, workout proceedings, or similar filings or initiations;

b.	Suspension of payments on issued promissory notes or checks, or other instances of insolvency;

c.	Attachment, provisional seizure, enforcement, disposition on default or similar measures, making it difficult to expect the normal performance of this Agreement;

d.	Significant deterioration in credit status to the extent that debts to third parties cannot be fulfilled.

e.	If the credit, reputation, value, and/or image of the Trademark is significantly damaged or intentionally harmed.

f.	If there is a significant change in circumstances affecting the Licensee after the execution of this Agreement, including but not limited to mergers, demergers (including demerger-mergers). transfers of all or part of its business, or other similar major organizational changes, or transfers of management control (including changes in the controlling shareholder of the Licensee or the Licensee ceasing to be an affiliate of the corporate group to which the Licensor belongs).

g.	If any other reason arises that significantly hinders the performance of this Agreement.

3.	Either Party shall have the right to terminate this Agreement with a prior written consent if external environmental changes or unavoidable circumstances make the normal performance of this Agreement significantly difficult to expect. Notwithstanding the foregoing, any Party seeking to terminate this Agreement pursuant to this provision shall engage in prior consultations with the other Party for a minimum period of one (1) month.

4.	The Parties shall have the right to terminate this Agreement by mutual agreement.

5.	If any damage occurs to the other Party or a third party due to a Party’s fault, the responsible Party shall fully compensate for the damage and indemnify the other Party from any liability to third parties.

6.	Termination of this Agreement under this Section shall not affect any claims for damages by either Party.

7.	Regardless of the reason, upon the expiration or termination of this Agreement, the Licensee shall immediately perform all of the following, even without additional notice:

a.	Cease the use of the Know-How;

b.	Pay all amounts due to the Licensor as of the expiration or termination date;

c.	Return to the Licensor all Technical Information, technical drawings, and other proprietary information received, reproduced, or otherwise obtained in any form from the Licensor;

d.	Take all necessary actions to cancel government registrations, licenses, or records in the Licensee’s name related to patents and other intellectual property rights associated with this Agreement, the Know-How, or the Licensed Products. If the Licensor undertakes such cancellations, the Licensee shall cooperate with the Licensor upon request.

8.	Notwithstanding any other provisions of this Agreement, the Licensee shall not claim any compensation, reimbursement, or indemnification from the Licensor for any reason related to the termination of this Agreement, including the expiration, cancellation, or termination of the term of this Agreement (including, but not limited to, claims for loss of customers, loss of goodwill, or anticipated sales). The Licensor shall bear no liability for any losses or damages incurred by the Licensee in connection with the termination of this Agreement. The Licensee acknowledges that it has made, and will continue to make, all investments, expenditures, and commitments with full awareness of the potential for such losses or damages resulting from the termination of this Agreement and is willing to assume that risk.

Section 8.	Governing Law and Jurisdiction

1.	Governing Law

This Agreement shall be governed by, interpreted, and enforced in accordance with the laws of [Republic of Korea].

2.	Jurisdiction

In the event of a dispute arising between the Parties in connection with this Agreement, the Parties shall endeavor to resolve the matter amicably and in good faith. If the dispute cannot be resolved amicably, it shall be submitted to the exclusive jurisdiction of [Republic of Korea].

Section 9.	Miscellaneous

1.	If any specific provision of this Agreement or any document related to this Agreement is rendered void, illegal, or unenforceable by applicable law, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired in any way.

2.	This Agreement may only be amended or modified by a written agreement signed by both Parties.

3.	No action or inaction, including any delay, neglect, or failure to demand performance or exercise rights under this Agreement, shall be construed as a waiver of any rights under this Agreement unless expressly stated in writing by the affected Party. Furthermore, the failure of either Party to exercise any right under this Agreement shall not be deemed a waiver of that right, nor shall it preclude the exercise of any other rights.

4.	All prior oral or written agreements between the Parties related to the subject matter of this Agreement are hereby terminated and replaced by this Agreement as of the date of its execution.

5.	Any matters not expressly provided for in this Agreement shall be determined by mutual consultation between the Parties, taking into consideration applicable laws and commercial practices.

6.	Except as otherwise expressly provided in this Agreement, each Party shall bear its own expenses, costs, taxes, and public charges incurred or to be incurred in connection with the performance of this Agreement, regardless of the performance of this Agreement. For the avoidance of doubt, under the United States-Republic of Korea Tax Convention, the Licensor shall be responsible for the applicable withholding taxes, which are expected to be fifteen percent (15%).

7.	Neither Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party.

Section 10.	Notice.

Any communication, demand or notice to be given hereunder shall be given in writing by personal delivery, mail, telex or facsimile transmission as follows:

To the Licensor:	MS Autotech Co., Ltd.

Address:16-9 Poseok-ro, Naenam-myeon, Gyeongju-si,
Gyeongsangbuk-do, Republic of Korea

To the Licensee:	SIMWON AMERICA CORP.

Address: 400 D’ARCY PARKWAY, LATHROP, CA 95330

A notice delivered by hand shall be deemed received at the time of delivery. A notice sent by prepaid registered airmail shall be deemed received seven (7) days after the date of mailing. A notice sent by facsimile or telex shall be deemed received at the time of transmission, provided that appropriate confirmation of receipt is obtained.

[Intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have prepared two (2) copies of this Agreement, each shall sign and seal, and each shall retain one (1) copy.

MS AUTOTECH CO., LTD.

Representative Director:	[ KIM BEOM JUN ]

SIMWON AMERICA CORP.

Representative Director:	[ PARK YOUNG SEOK ]